DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT As of 31 December 2019, Unilever Pie ("PLC", "we", "our'' and "us") had the following securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act"): Name of ea ch exch a ng e on _Ti_tl _e _of_ e_a _ch_ c_ la_ s_s _______________________ Tra ding symbols whi ch regist ered Ordinary shares, nominal value of 3 1/9 pence per share ULVR New York Stock Exchange* American Shares (evidenced by Depositary Receipts) each representing one UL New York Stock Exchange ordinary share of the nominal amount of 3 1/9p each * Not for trading, but only in connection with the registration of the American Depositary Shares pursuant to the requirements of the Securities and Exchange Commission. Our ordinary shares, nominal value of 3 1/9 pence ("PLC Ordinary Shares"), are listed on the premium segment of the main market of the London Stock Exchange pie (the "LSE"). PLC American Depositary Shares ("PLC ADSs") are available through an American Depositary Receipt program established pursuant to a deposit agreement (the "Deposit Agreement") that we entered into with Deutsche Bank Trust Company Americas, as depositary (the "Depositary"). PLC ADSs, each representing one PLC Ordinary Share, are listed on the New York Stock Exchange, traded under the symbol UL, and are registered under Section 12(b) of the Exchange Act. In connection with this listing (but not for trading), the PLC Ordinary Shares are registered under Section 12(b) of the Exchange Act. The following contains a description of the rights of (i) holders of the PLC Ordinary Shares and (ii) PLC ADS holders. The following summary is subject to and qualified in its entirety by PLC's Articles of Association and by English law. This is not a summary of all the significant provisions of the Articles of Association or of English law and does not purport to be complete. Capital terms used but not defined herein have the meanings given to them in PLC's Annual Report on Form 20-F for the fiscal year ended December 31, 2019 and in the Deposit Agreement, which is an exhibit to our registration statement on Form F-6 filed with the SEC on June 24, 2014. PLC Ordinary Shares Item 9.A.3 Pre-emptive rights Under English law, PLC is not permitted to allot shares for cash without first offering those shares to existing shareholders in proportion to their existing holdings. However, at each AGM PLC is granted shareholder approval to allot shares up to a value that represents one third of PLC's issued ordinary share capital and to disapply pre-emption rights for share allotments that represent 10% of PLC's total issued ordinary share capital. The 10% authority is split so that 5% is a disapplication for allotments for general corporate purposes and the other 5% is for allotments made in connection with financing an acquisition or other capital investment. Item 9.A.5 Type and class of securities PLC Ordinary Shares are listed on the London Stock Exchange and have a nominal value of 3 1/9 pence each. All PLC Ordinary Shares are issued in registered form. As at December 31, 2019, the total number of outstanding PLC Ordinary Shares was 1,168,530,650.